Walmart reports fourth quarter results

•Strong revenue growth of 4.1%, up 5.3% in constant currency (cc)[1]
•Operating income growing faster at 8.3%, or 9.4% adjusted (cc)[1]
•eCommerce up 16% globally
•GAAP EPS of $0.65; Adjusted EPS[1] of $0.66
•Company provides outlook for Q1 and FY26

“

BENTONVILLE, Ark., February 20, 2025 – Walmart Inc. (NYSE: WMT) announces fourth-quarter results with strong growth in revenue and operating income. Globally, eCommerce grew 16% with penetration up across all segments. Walmart U.S. comp sales up 4.6%[2] with positive growth in general merchandise. Looking ahead, the Company issues guidance for FY26 with net sales expected to grow 3% to 4% and adjusted operating income in constant currency (“cc”)[1] to grow 3.5% to 5.5%, including a headwind of 150 basis points from the acquisition of VIZIO Holding Corp. (“VIZIO”) and lapping leap year.

Our team finished the year with another quarter of strong results. We have momentum driven by our low prices, a growing assortment, and an eCommerce business driven by faster delivery times. We’re gaining market share, our top line is healthy, and we’re in great shape with inventory. We’ll stay focused on growth, improving operating margins, and strengthening ROI as we invest to serve our customers and members even better.”
Doug McMillon
President and CEO, Walmart

Fourth Quarter Highlights

•Revenue of $180.6 billion, up 4.1%, or 5.3% (cc)[1]
•Gross margin rate up 53 bps, led by Walmart U.S.
•Operating income up $0.6 billion, or 8.3% , adjusted up 9.4% (cc)[1] due to higher gross margins and growth in membership income; also benefited from improved economics in eCommerce
•Global eCommerce sales grew 16%, led by store-fulfilled pickup & delivery and U.S. marketplace; growth negatively affected by timing of Flipkart’s Big Billion Days sales event (“BBD”)
•Global advertising business[3] grew 29%, including 24% for Walmart Connect in the U.S.
•Adjusted EPS[1] of $0.66 excludes the effect, net of tax, from a net loss of $0.02 on equity and other investments as well as $0.01 from the proceeds of an opioid-related legal settlement
•Completed acquisition of VIZIO

Full Year Highlights

•Revenue of $681.0 billion, up 5.1%, or 5.6% (cc)[1]
•Global advertising business[3] grew 27% to reach $4.4 billion
•Operating income up $2.3 billion or 8.6%; adjusted up 9.7% (cc)[1], growing faster than sales
•ROA at 7.9%; ROI at 15.5%[1], up 50 bps
•Global inventory up 2.8%, including an increase of 3.0% for Walmart U.S.; in-stock levels healthy
•Company raises dividend 13% to $0.94 per share; largest increase in over a decade

[1] See additional information at the end of this release regarding non-GAAP financial measures.
[2] Comp sales for the 14-week period ended January 31, 2025 compared to the 14-week period ended February 02, 2024, and excludes fuel. See Supplemental Financial Information for additional information.
[3] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Balance Sheet and Liquidity

•Cash and cash equivalents of $9.0 billion
•Total debt of $45.8 billion[3]
•Operating cash flow for FY25 of $36.4 billion, an increase of $0.7 billion
•Free cash flow of $12.7 billion[1], a decrease of $2.5 billion
•Repurchased 61.9 million shares in FY25, or $4.5 billion[4]
•Inventory of $56.4 billion, an increase of $1.5 billion, or 2.8%
[1]See additional information at the end of this release regarding non-GAAP financial measures.
[2]Comparison period per-share amounts have been retroactively adjusted to reflect the February 23, 2024 stock split.
[3]Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[4]$12.0 billion remaining of $20 billion authorization approved in November 2022.
       cc - constant currency

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	Q4 FY25	Q4 FY24	Change		FY25	FY24	Change
Net sales	$123.5	$117.6	$5.9	5.0%	$462.4	$441.8	$20.6	4.7%
Comp sales (ex. fuel)[2]	4.6%	4.0%	NP	NP	4.5%	5.6%	NP	NP
Transactions	2.8%	4.3%	NP	NP	NP	NP	NP	NP
Average ticket	1.8%	-0.3%	NP	NP	NP	NP	NP	NP
eCommerce contribution to comp	~290 bps	~240 bps	NP	NP	NP	NP	NP	NP
Operating income	$6.5	$6.1	$0.4	7.4%	$23.9	$22.2	$1.7	7.8%
Adjusted operating income[1]	$6.5	$6.1	$0.4	7.4%	$24.0	$22.2	$1.9	8.4%

Walmart U.S.
•Broad-based sales momentum across merchandise categories; strong seasonal sales despite compressed holiday shopping season; expedited delivery channels resonating with customers desiring speed of delivery
•Comp sales growth led by transaction counts and unit volumes; share gains primarily from upper-income households
•eCommerce sales up 20% reflects strength in store-fulfilled pickup & delivery, advertising and marketplace
•Walmart Connect advertising sales increased 24% aided by 50% growth in marketplace seller advertiser counts
•Gross profit rate increased 51 bps; membership income up double-digits; operating expense deleveraged 53 bps
•Operating income up 7.4% due in part to improved eCommerce economics, aided by improved business mix
•Inventory increased 3.0% on 5.0% sales growth while maintaining healthy in-stock levels

Walmart International	Q4 FY25	Q4 FY24	Change		FY25	FY24	Change
Net sales	$32.2	$32.4	$(0.2)	(0.7%)	$121.9	$114.6	$7.2	6.3%
Net sales (cc)[1]	$34.3	$32.4	$1.8	5.7%	$125.1	$114.6	$10.4	9.1%
Operating income	$1.4	$1.4	$—	(2.4%)	$5.5	$4.9	$0.6	12.1%
Operating income (cc)[1]	$1.6	$1.4	$0.1	10.1%	$5.7	$4.9	$0.8	17.0%

Walmart International
•Growth in net sales (cc)1 led by China, Walmex, and Canada; transaction counts & unit volumes up across markets
•Timing of Flipkart’s The Big Billion Days (“BBD”) event affected growth in Q4 with corresponding benefit in Q3
•eCommerce sales grew 4% and advertising business3 grew 10%; both affected by the timing of Flipkart’s BBD
◦Other than Flipkart, strong growth in eCommerce sales and increased penetration in all markets
◦eCommerce sales grew 20% and advertising business3 grew 26% in 2H; both similar to growth in 1H
•Operating income (cc)1 growth driven by improved eCommerce economics and benefited from business mix changes
•Currency rate fluctuations negatively affected sales by $2.0 billion and operating income by $0.2 billion

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	Q4 FY25	Q4 FY24	Change		FY25	FY24	Change
Net sales	$23.1	$21.9	$1.2	5.7%	$90.2	$86.2	$4.1	4.7%
Net sales (ex. fuel)	$20.8	$19.4	$1.4	7.1%	$79.8	$75.1	$4.7	6.3%
Comp sales (ex. fuel)[1]	6.8%	3.1%	NP	NP	5.9%	4.8%	NP	NP
Transactions	5.4%	3.6%	NP	NP	NP	NP	NP	NP
Average ticket	1.3%	-0.4%	NP	NP	NP	NP	NP	NP
eCommerce contribution to comp	~280 bps	~190 bps	NP	NP	NP	NP	NP	NP
Operating income	$0.6	$0.6	$0.0	(7.4%)	$2.4	$2.2	$0.2	9.7%

Sam’s Club U.S.
•Strong sales growth across club and digital channels, led by food and health & wellness categories
•Comp sales growth primarily driven by transaction counts and unit volumes
•eCommerce sales up 24%, led by club-fulfilled pickup and delivery
•Share gains in grocery and general merchandise categories, including apparel and consumer electronics
•Strong growth in membership income, up 13%
•Operating income was impacted by previously announced associate wage investments and higher incentive pay; includes ~730 bps headwind due to lapping LIFO benefit last year

1 See Supplemental Financial Information for additional information.
NP - Not provided

sam's club.
Sam's Club
GIO
40
Member's Mark
PURIFIED WATER
FOR YOUR THIRST
Member's Mark
GRAIN FR
DOG TREAT
SEA SALT CARAMELS

Guidance

The following guidance reflects the Company’s expectations for the first quarter and fiscal year 2026 and is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results.

Additionally, the Company’s guidance assumes a generally stable consumer and continued pressure from its mix of products and formats globally.

First quarter

The Company’s first quarter fiscal 2026 guidance is based on the following Q1 FY25 figures: Net Sales: $159.9 billion, adjusted operating income[1]: $7.1 billion, and adjusted EPS[1]: $0.60.

Consolidated metric	Q1 FY26
Net sales (cc)	Increase 3.0% to 4.0% •Including approximately 100 bps headwind from lapping leap year •Including approximately 15 bps tailwind from acquisition of VIZIO
Adj. operating income (cc)	Increase 0.5% to 2.0% •Including approximately 250 bps headwind from lapping leap year •Including approximately 70 bps headwind from acquisition of VIZIO
Adjusted EPS	$0.57 to $0.58, including approximately $0.02 headwind from currency

Fiscal year 2026

The Company’s fiscal year guidance is based on the following FY25 figures: Net sales: $674.5 billion, adjusted operating income[2]: $29.5 billion, and adjusted EPS[2]: $2.51.

Consolidated metric	FY26
Net sales (cc)	Increase 3.0% to 4.0% •Including approximately 20 bps headwind from lapping leap year •Including approximately 20 bps tailwind from acquisition of VIZIO
Adj. operating income (cc)	Increase 3.5% to 5.5% •Including approximately 70 bps headwind from lapping leap year •Including approximately 80 bps headwind from acquisition of VIZIO
Interest, net	Increase approximately $100M to $200M
Effective tax rate	Approximately 23.5% to 24.5%
Non-controlling interest	Relatively flat
Adjusted EPS	$2.50 to $2.60, including approximately $0.05 headwind from currency
Capital expenditures	Approximately 3.0% to 3.5% of net sales

[1] For relevant non-GAAP reconciliations, see Q1 FY25 earnings release furnished on Form 8-K on May 16, 2024.
[2] See additional information at the end of this release regarding non-GAAP financial measures.
cc - constant currency

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Molly Blakeman – (800) 331-0085

Forward-looking statements

This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, consolidated operating expense, net interest expenses, non-controlling interest, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2025, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Fiscal Year Ended
	January 31,			January 31,
(Amounts in millions, except per share data)	2025	2024	Percent Change	2025	2024	Percent Change
Revenues:
Net sales	$178,830	$171,914	4.0%	$674,538	$642,637	5.0%
Membership and other income	1,724	1,474	17.0%	6,447	5,488	17.5%
Total revenues	180,554	173,388	4.1%	680,985	648,125	5.1%
Costs and expenses:
Cost of sales	136,172	131,825	3.3%	511,753	490,142	4.4%
Operating, selling, general and administrative expenses	36,523	34,309	6.5%	139,884	130,971	6.8%
Operating income	7,859	7,254	8.3%	29,348	27,012	8.6%
Interest:
Debt	599	576	4.0%	2,249	2,259	(0.4%)
Finance lease obligations	118	119	(0.8%)	479	424	13.0%
Interest income	(115)	(146)	(21.2%)	(483)	(546)	(11.5%)
Interest, net	602	549	9.7%	2,245	2,137	5.1%
Other (gains) and losses	294	(813)	NM	794	3,027	(73.8%)
Income before income taxes	6,963	7,518	(7.4%)	26,309	21,848	20.4%
Provision for income taxes	1,538	1,840	(16.4%)	6,152	5,578	10.3%
Consolidated net income	5,425	5,678	(4.5%)	20,157	16,270	23.9%
Consolidated net income attributable to noncontrolling interest	(171)	(184)	(7.1%)	(721)	(759)	(5.0%)
Consolidated net income attributable to Walmart	$5,254	$5,494	(4.4%)	$19,436	$15,511	25.3%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.65	$0.68	(4.4%)	$2.42	$1.92	26.0%
Diluted net income per common share attributable to Walmart	$0.65	$0.68	(4.4%)	$2.41	$1.91	26.2%

Weighted-average common shares outstanding:
Basic	8,029	8,070		8,041	8,077
Diluted	8,078	8,102		8,081	8,108

Dividends declared per common share	$—	$—		$0.83	$0.76

NM: Not Meaningful

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	January 31,	January 31,
(Amounts in millions)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$9,037	$9,867
Receivables, net	9,975	8,796
Inventories	56,435	54,892
Prepaid expenses and other	4,011	3,322
Total current assets	79,458	76,877

Property and equipment, net	119,993	110,810
Operating lease right-of-use assets	13,599	13,673
Finance lease right-of-use assets, net	6,112	5,855
Goodwill	28,792	28,113
Other long-term assets	12,869	17,071
Total assets	$260,823	$252,399

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$3,068	$878
Accounts payable	58,666	56,812
Accrued liabilities	29,345	28,759
Accrued income taxes	608	307
Long-term debt due within one year	2,598	3,447
Operating lease obligations due within one year	1,499	1,487
Finance lease obligations due within one year	800	725
Total current liabilities	96,584	92,415

Long-term debt	33,401	36,132
Long-term operating lease obligations	12,825	12,943
Long-term finance lease obligations	5,923	5,709
Deferred income taxes and other	14,398	14,629

Commitments and contingencies

Redeemable noncontrolling interest	271	222

Shareholders’ Equity:
Common stock	802	805
Capital in excess of par value	5,503	4,544
Retained earnings	98,313	89,814
Accumulated other comprehensive loss	(13,605)	(11,302)
Total Walmart shareholders’ equity	91,013	83,861
Nonredeemable noncontrolling interest	6,408	6,488
Total shareholders’ equity	97,421	90,349
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$260,823	$252,399

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fiscal Year Ended
	January 31,
(Amounts in millions)	2025	2024
Cash flows from operating activities:
Consolidated net income	$20,157	$16,270
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	12,973	11,853
Investment (gains) and losses, net	878	3,193
Deferred income taxes	(635)	(175)
Other operating activities	2,889	2,642
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(1,106)	(797)
Inventories	(2,755)	2,017
Accounts payable	3,228	2,515
Accrued liabilities	379	(1,324)
Accrued income taxes	435	(468)
Net cash provided by operating activities	36,443	35,726

Cash flows from investing activities:
Payments for property and equipment	(23,783)	(20,606)
Proceeds from the disposal of property and equipment	432	250
Proceeds from disposal of certain strategic investments	4,080	—
Payments for business acquisitions, net of cash acquired	(1,896)	(9)
Other investing activities	(212)	(922)
Net cash used in investing activities	(21,379)	(21,287)

Cash flows from financing activities:
Net change in short-term borrowings	2,212	512
Proceeds from issuance of long-term debt	—	4,967
Repayments of long-term debt	(3,468)	(4,217)
Dividends paid	(6,688)	(6,140)
Purchase of Company stock	(4,494)	(2,779)
Dividends paid to noncontrolling interest	(576)	(763)
Sale of subsidiary stock	362	716
Purchase of noncontrolling interest	—	(3,462)
Other financing activities	(2,170)	(2,248)
Net cash used in financing activities	(14,822)	(13,414)

Effect of exchange rates on cash, cash equivalents and restricted cash	(641)	69

Net increase in cash, cash equivalents and restricted cash	(399)	1,094
Cash, cash equivalents and restricted cash at beginning of year	9,935	8,841
Cash, cash equivalents and restricted cash at end of year	$9,536	$9,935

Walmart Inc. Supplemental Financial Information (Unaudited)

Segment information

	Three Months Ended					Fiscal Year Ended
	January 31,					January 31,
(dollars in millions)	2025		2024			2025		2024
Walmart U.S.	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg	$	% of Net Sales[1]	$	% of Net Sales[1]	% Chg
Net sales	$123,523	NP	$117,643	NP	5.0%	$462,415	NP	$441,817	NP	4.7%
Membership and other income[2]	759	NP	572	NP	32.7%	2,594	NP	1,985	NP	30.7%
Gross profit[3]	33,071	26.8%	30,894	26.3%	7.0%	125,964	27.2%	118,254	26.8%	6.5%
Operating expenses[3]	27,306	22.1%	25,391	21.6%	7.5%	104,676	22.6%	98,085	22.2%	6.7%
Operating income	6,524	5.3%	$6,075	5.2%	7.4%	$23,882	5.2%	$22,154	5.0%	7.8%
Adjusted operating income[4]	6,524	5.3%	$6,075	5.2%	7.4%	$24,012	5.2%	$22,154	5.0%	8.4%

Walmart International
Net sales	$32,208	NP	$32,419	NP	(0.7%)	$121,885	NP	$114,641	NP	6.3%
Membership and other income[2]	356	NP	353	NP	0.8%	1,478	NP	1,408	NP	5.0%
Gross profit[3]	6,969	21.6%	6,764	20.9%	3.0%	26,618	21.8%	24,810	21.6%	7.3%
Operating expenses[3]	5,921	18.4%	5,679	17.5%	4.3%	22,595	18.5%	21,309	18.6%	6.0%
Operating income	$1,404	4.4%	$1,438	4.4%	(2.4%)	$5,501	4.5%	$4,909	4.3%	12.1%

Sam’s Club U.S.
Net sales	$23,099	NP	$21,852	NP	5.7%	$90,238	NP	$86,179	NP	4.7%
Membership and other income[2]	595	NP	539	NP	10.4%	2,323	NP	2,051	NP	13.3%
Gross profit[3]	2,618	11.3%	2,431	11.1%	7.7%	10,203	11.3%	9,431	10.9%	8.2%
Operating expenses[3]	2,639	11.4%	2,350	10.8%	12.3%	10,122	11.2%	9,290	10.8%	9.0%
Operating income	$574	2.5%	$620	2.8%	(7.4%)	$2,404	2.7%	$2,192	2.5%	9.7%

Corporate and support
Membership and other income[2]	$14	NP	$10	NP	40.0%	$52	NP	$44	NP	18.2%
Operating expenses[3]	657	0.4%	889	0.5%	(26.1%)	2,491	0.4%	2,287	0.4%	8.9%
Operating loss	$(643)	(0.4%)	$(879)	(0.5%)	(26.8%)	$(2,439)	(0.4%)	$(2,243)	(0.3%)	8.7%

Consolidated
Net sales	$178,830	NP	$171,914	NP	4.0%	$674,538	NP	$642,637	NP	5.0%
Membership and other income[2]	1,724	NP	1,474	NP	17.0%	6,447	NP	5,488	NP	17.5%
Gross profit[3]	42,658	23.9%	40,089	23.3%	6.4%	162,785	24.1%	152,495	23.7%	6.7%
Operating expenses[3]	36,523	20.4%	34,309	20.0%	6.5%	139,884	20.7%	130,971	20.4%	6.8%
Operating income	$7,859	4.4%	$7,254	4.2%	8.3%	$29,348	4.4%	$27,012	4.2%	8.6%
Adjusted operating income[4]	$7,760	4.3%	$7,254	4.2%	7.0%	$29,504	4.4%	$27,105	4.2%	8.9%

1 Corporate and support shown as percentage of consolidated net sales.
2 Membership and other income includes membership fees and other items such as rental and tenant income, recycling income, gift card breakage income, as well as other income from corporate campus facilities.
3 Gross profit defined as net sales less cost of sales. Operating expenses refers to operating, selling, general and administrative expenses.
4 See additional information at the end of the release regarding non-GAAP financial measures.
NP - Not provided

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	14 Weeks Ended[1]	13 Weeks Ended	14 Weeks Ended[1]	13 Weeks Ended	14 Weeks Ended[1]	13 Weeks Ended
	1/31/2025	1/26/2024	1/31/2025	1/26/2024	1/31/2025	1/26/2024
Walmart U.S.	4.6%	4.0%	4.6%	4.0%	0.0%	0.0%
Sam’s Club	5.3%	1.9%	6.8%	3.1%	(1.5%)	(1.2%)
Total U.S.	4.7%	3.7%	4.9%	3.9%	(0.2%)	(0.2%)

	With Fuel		Without Fuel		Fuel Impact
	53 Weeks Ended[1]	52 Weeks Ended	53 Weeks Ended[1]	52 Weeks Ended	53 Weeks Ended[1]	52 Weeks Ended
	1/31/2025	1/26/2024	1/31/2025	1/26/2024	1/31/2025	1/26/2024
Walmart U.S.	4.4%	5.5%	4.5%	5.6%	(0.1%)	(0.1%)
Sam’s Club	4.3%	2.3%	5.9%	4.8%	(1.6%)	(2.5%)
Total U.S.	4.4%	5.0%	4.7%	5.5%	(0.3%)	(0.5%)

Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

1 We report U.S. comparable sales on a 13-week and 52-week retail calendar — commonly referred to as a "4-5-4" calendar — which uses 364 days in a year. In certain years, it becomes necessary to add a 53rd week to our comparable sales reporting calendar, which occurs in fiscal 2025. Refer to our Q4 FY25 financial presentation to accompany management commentary for supplemental information regarding our FY25 comparable sales 4-5-4 reporting calendar.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months and fiscal year ended January 31, 2025.

	Three Months Ended January 31, 2025				Fiscal Year Ended January 31, 2025
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2025	Percent Change[1]	2025	Percent Change[1]	2025	Percent Change[1]	2025	Percent Change[1]
Total revenues:
As reported	$32,564	(0.6%)	$180,554	4.1%	$123,363	6.3%	$680,985	5.1%
Currency exchange rate fluctuations	2,065	N/A	2,065	N/A	3,231	N/A	3,231	N/A
Total revenues (cc)	$34,629	5.7%	$182,619	5.3%	$126,594	9.1%	$684,216	5.6%

Net sales:
As reported	$32,208	(0.7%)	$178,830	4.0%	$121,885	6.3%	$674,538	5.0%
Currency exchange rate fluctuations	2,049	N/A	2,049	N/A	3,198	N/A	3,198	N/A
Net sales (cc)	$34,257	5.7%	$180,879	5.2%	$125,083	9.1%	$677,736	5.5%

Operating income:
As reported	$1,404	(2.4%)	$7,859	8.3%	$5,501	12.1%	$29,348	8.6%
Currency exchange rate fluctuations	179	N/A	179	N/A	242	N/A	242	N/A
Operating income (cc)	$1,583	10.1%	$8,038	10.8%	$5,743	17.0%	$29,590	9.5%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three months and fiscal year ended January 31, 2025.

	Three Months Ended January 31,
	Walmart U.S.		Consolidated
(Dollars in millions)	2025	2024	2025	2024
Operating income:
Operating income, as reported	$6,524	$6,075	$7,859	$7,254
Opioid-related legal matters[1]	—	—	(99)	—
Adjusted operating income	$6,524	$6,075	$7,760	$7,254
Percent change[3]	7.4%	NP	7.0%	NP
Currency exchange rate fluctuations	N/A	N/A	179	—
Adjusted operating income, constant currency	N/A	N/A	$7,939	$7,254
Percent change[3]	N/A	N/A	9.4%	NP

	Fiscal Year Ended January 31,
	Walmart U.S.		Consolidated
(Dollars in millions)	2025	2024	2025	2024
Operating income:
Operating income, as reported	$23,882	$22,154	$29,348	$27,012
Business reorganization charges[2]	130	—	255	—
Opioid-related legal matters[1]	—	—	(99)	93
Adjusted operating income	$24,012	$22,154	$29,504	$27,105
Percent change[3]	8.4%	NP	8.9%	NP
Currency exchange rate fluctuations	N/A	N/A	242	—
Adjusted operating income, constant currency	N/A	N/A	$29,746	$27,105
Percent change[3]	N/A	N/A	9.7%	NP
1 Opioid-related legal matters are recorded in Corporate and Support and reflect 1) proceeds received from settlement of a shareholder derivative lawsuit in Q4 FY25, and 2) incremental opioid settlement expense in Q2 FY24.
2 Business reorganization charges primarily relate to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.
3 Change versus prior year comparable period.
NP - Not provided
N/A - Not applicable

Free cash flow
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $36.4 billion for the fiscal year ended January 31, 2025, which represents an increase of $0.7 billion when compared to the same period in the prior year. The increase was primarily due to an increase in cash provided by operating income and lapping the payment of accrued opioid legal charges in the prior year, partially offset by increased inventory purchases. Free cash flow for the fiscal year ended January 31, 2025 was $12.7 billion, which represents a decrease of $2.5 billion when compared to the same period in the prior year. The decrease in free cash flow was due to an increase of $3.2 billion in capital expenditures to support our investment strategy, partially offset by the increase in net cash provided by operating activities described above.
Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Fiscal Year Ended
	January 31,
(Dollars in millions)	2025	2024
Net cash provided by operating activities	$36,443	$35,726
Payments for property and equipment (capital expenditures)	(23,783)	(20,606)
Free cash flow	$12,660	$15,120

Net cash used in investing activities[1]	$(21,379)	$(21,287)
Net cash used in financing activities	(14,822)	(13,414)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for our retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
Tax impacts are calculated based on the nature of the item, including any realizable deductions, and statutory rates in effect for relevant jurisdictions. NCI impacts are based on the ownership percentages of our noncontrolling interests, where applicable.
We have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2025 by adjusting EPS for the following:
1.unrealized and realized gains and losses on our equity and other investments;
2.opioid-related shareholder derivative lawsuit settlement proceeds; and
3.business reorganization charges, primarily related to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.

	Three Months Ended January 31, 2025[1]
Diluted earnings per share:
Reported EPS				$0.65

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.04	$(0.02)	$—	$0.02
Opioid-related legal matter	(0.01)	—	—	(0.01)
Net adjustments				$0.01

Adjusted EPS				$0.66

	Fiscal Year Ended January 31, 2025[1]
Diluted earnings per share:
Reported EPS				$2.41

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.12	$(0.03)	$—	$0.09
Opioid-related legal matter	(0.01)	—	—	(0.01)
Business reorganization charges	0.03	(0.01)	—	0.02
Net adjustments				$0.10

Adjusted EPS				$2.51
1 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 22.1% and 23.4% for the three months and fiscal year ended January 31, 2025, respectively. Adjusted for the above items, the effective tax rate was 23.0% and 23.6% for the three months and fiscal year ended January 31, 2025.

As previously disclosed in our fiscal year ended January 31, 2024 press release, we have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2024 by adjusting EPS for the following: (1) unrealized and realized gains and losses on the company’s equity and other investments; and (2) incremental opioid settlement expense.

	Three Months Ended January 31, 2024[1]
Diluted earnings per share:
Reported EPS				$0.68

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$(0.10)	$0.02	$—	$(0.08)

Adjusted EPS				$0.60

	Fiscal Year Ended January 31, 2024[1,3]
Diluted earnings per share:
Reported EPS				$1.91

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.38	$(0.08)	$—	$0.30
Opioid-related legal matter	0.01	—	—	0.01
Net adjustments				$0.31

Adjusted EPS				$2.22
1 Individual components in the accompanying table may include immaterial rounding, including per-share amounts retroactively adjusted to reflect the February 23, 2024 stock split.
2 The reported effective tax rate was 24.5% and 25.5% for the three months and fiscal year ended January 31, 2024, respectively. Adjusted for the above items, the effective tax rate was 24.5% and 25.2% for the three months and fiscal year ended January 31, 2024.
3 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

Return on investment
We include return on assets ("ROA") and return on investment (“ROI”) as metrics to assess our return on capital. ROA is the most directly comparable measure based on our financial statements presented in accordance with GAAP, while ROI is considered a non-GAAP financial measure. Management believes ROI is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in ROA, the most directly comparable GAAP financial measure. ROA is consolidated net income for the period divided by average total assets for the period. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities for that period. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.
ROA was 7.9 percent and 6.6 percent for the trailing twelve months ended January 31, 2025 and 2024, respectively. The increase in ROA was primarily due to an increase in consolidated net income during the trailing 12 month period, as a result of higher operating income and changes in the fair value of our equity and other investments. ROI was 15.5 percent and 15.0 percent for the trailing 12 months ended January 31, 2025 and 2024, respectively. The increase in ROI was the result of an increase in operating income, primarily due to improvements in business performance, partially offset by an increase in average invested capital primarily due to higher purchases of property and equipment.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

CALCULATION OF RETURN ON ASSETS

		Trailing Twelve Months Ended
		January 31,
(Dollars in millions)		2025	2024
Numerator
Consolidated net income		$20,157	$16,270
Denominator
Average total assets[1]		256,611	247,798
Return on assets (ROA)		7.9%	6.6%

CALCULATION OF RETURN ON INVESTMENT

		Trailing Twelve Months Ended
		January 31,
(Dollars in millions)		2025	2024
Numerator
Operating income		$29,348	$27,012
+ Interest income		483	546
+ Depreciation and amortization		12,973	11,853
+ Rent		2,347	2,277
ROI operating income		$45,151	$41,688

Denominator
Average total assets[1]		$256,611	$247,798
'+ Average accumulated depreciation and amortization[1]		121,624	114,944
'- Average accounts payable[1]		57,739	55,277
'- Average accrued liabilities[1]		29,052	29,943
Average invested capital		$291,444	$277,522
Return on investment (ROI)		15.5%	15.0%

	January 31,
Certain Balance Sheet Data	2025	2024	2023

Total assets	$260,823	$252,399	$243,197
Accumulated depreciation and amortization	123,646	119,602	110,286
Accounts payable	58,666	56,812	53,742
Accrued liabilities	29,345	28,759	31,126
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.